Exhibit 23.2

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Consent of Independent Registered Public Accounting Firm

We consent to the use of our audit report dated March 1, 2019, on the consolidated financial statements of Maxar Technologies Inc. and subsidiaries (formerly Maxar Technologies Ltd.), comprising the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of operations, comprehensive (loss) income, cash flows, and change in stockholders’ equity for each of the years in the two-year period ended December 31, 2017, incorporated by reference herein.

Our report dated March 1, 2019 on the consolidated financial statements referred to above contains an explanatory paragraph indicating the Company has changed its comprehensive basis of accounting from International Financial Reporting Standards as issued by the International Accounting Standards Board to U.S. generally accepted accounting principles effective with the preparation of the consolidated financial statements as of and for the year ended December 31, 2018.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

May 8, 2019

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.